Exhibit 99.1

CONTACT:	John Milligan
(650) 522-5756

Susan Hubbard
(650) 522-5715

For Immediate Release

GILEAD  SCIENCES  ANNOUNCES  FIRST  QUARTER  2004  FINANCIAL  RESULTS

- Total Revenues of $309 Million, Up 87 Percent over First Quarter 2003 -

- Viread® Sales of $193 Million, Up 80 Percent over First Quarter 2003 -

- GAAP EPS of $0.50 Per Share, Non-GAAP EPS of $0.45 Per Share  —

Foster City, CA, April 22, 2004 - Gilead Sciences, Inc. (Nasdaq: GILD) announced today its results of operations for the first quarter ended March 31, 2004.  Total revenues for the first quarter of 2004 were $309.1 million, up 87 percent, compared to total revenues of $165.1 million for the first quarter of 2003.  Net income for the first quarter of 2004 was $114.4 million, or $0.50 per diluted share, including a pre-tax gain of $20.6 million related to Gilead’s equity position in Eyetech Pharmaceuticals, Inc. following the completion of Eyetech’s initial public offering during the quarter.  This compares to a net loss of $438.1 million, or $2.21 per share, which includes a charge of $488.6 million for acquired in-process research and development relating to the acquisition of Triangle Pharmaceuticals, for the first quarter of 2003.

Excluding the gain in the first quarter of 2004 and the acquired in-process research and development charge in the first quarter of 2003, non-GAAP net income grew 102 percent to $101.9 million, or $0.45 per diluted share, from $50.5 million, or $0.24 per diluted share.  Before the provision for income taxes, non-GAAP income increased 173 percent to $145.3 million.  The difference between the non-GAAP growth rates is principally due to the company’s effective GAAP tax rate, which increased to 31 percent during the first quarter of 2004 compared to 5 percent for the same period last year.

Operating cash flow for the first quarter of 2004 was $98.2 million, compared to operating cash flow of $20.9 million for the first quarter of 2003, an increase of 369 percent.  This increase was principally driven by the strong growth in operating income.

Net revenues from product sales totaled $276.6 million for the first quarter of 2004, up 77 percent from the first quarter of 2003.  This growth was driven by higher product sales of Viread® (tenofovir disoproxil fumarate).  Sales of Viread were $193.1 million in the first quarter of 2004, up from $107.3 million in the first quarter of 2003, an increase of 80 percent.  U.S. sales of Viread were $115.9 million, and sales outside the United States totaled $77.2 million. Viread sales growth was primarily driven by higher prescription volumes in both the United States and Europe and a favorable currency environment.  Viread sales in the first quarter of 2004 were $9.8 million higher due to a stronger European currency environment compared to the same quarter last year.  In addition, the company believes U.S. wholesaler inventory levels of Viread continued to increase during the quarter.  Gilead anticipates it may continue to experience quarter-to-quarter fluctuations in Viread sales in the United States as a result of wholesaler purchasing patterns.  AmBisome® (amphotericin B) liposome for injection sales for the first quarter of 2004 were $51.9 million, an increase of 26 percent compared to the first quarter of 2003.  Reported AmBisome sales in the first quarter of 2004 were $7.3 million higher due to the favorable currency environment compared to the same quarter last year.  On a volume basis, AmBisome sales increased by 6 percent in Europe compared to the first quarter of 2003.  Sales of Hepsera® (adefovir dipivoxil 10 mg) totaled $18.9 million for the first quarter of 2004, an increase of 226 percent over the $5.8 million in the first quarter of 2003.  This increase was primarily driven by quarter-over-quarter prescription growth in the United States and the European Union.  Sales of Emtriva™ (emtricitabine) were $12.0 million for the first quarter of 2004, driven primarily by prescription growth and what the company believes was a degree of inventory build by U.S. wholesalers.

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Gilead Sciences, Inc. 333 Lakeside Drive Foster City, CA 94404 USA	www.gilead.com
phone 650 574 3000 facsimile 650 578 9264

April 22, 2004

“Gilead delivered another solid quarter led by net revenue from product sales, which increased 77 percent over the first quarter in 2003,” said John F. Milligan, PhD, Executive Vice President and Chief Financial Officer. “The first quarter diluted GAAP EPS of $0.50 also benefited from record royalty revenue from fourth quarter 2003 sales of Tamiflu and a gain recognized on our equity investment in Eyetech Pharmaceuticals. We continue to invest in international product launches and research and development programs that support our strategy of building our worldwide anti-infective franchise.”

For the first quarter of 2004, royalty and contract revenues resulting from collaborations with corporate partners totaled $32.5 million, compared to $9.1 million in the first quarter of 2003.  The increase in the first quarter of 2004 was primarily driven by the $27.4 million of royalties from Tamiflu® (oseltamivir phosphate)sales by F. Hoffmann-La Roche, versus $4.3 million of royalties for the first quarter of 2003.  The higher Tamiflu royalty was primarily due to increased product sales recognized by Roche due to the significant flu season in the United States and continued strong sales in Japan during the fourth quarter of 2003, to an increased royalty rate resulting from higher sales and to reduced product cost of goods sold.

Research and development expenses for the first quarter of 2004 were $53.7 million, compared to $41.1 million for the same quarter in 2003.  The higher expenses during the first quarter of 2004 are primarily attributable to increased headcount, costs associated with the development of the co-formulation of Viread and Emtriva, ongoing clinical trials of AmBisome and research spending associated with the company’s proprietary prodrug technology.

Selling, general and administrative expenses for the first quarter of 2004 were $76.1 million, compared to $47.6 million for the same quarter of 2003.  The higher expenses are due primarily to increased global marketing efforts, launch costs for Emtriva and Hepsera and expenses associated with the expansion of Gilead’s U.S. and European sales forces in 2003.

The net foreign exchange impact on pre-tax earnings, including revenue and expenses generated from outside the United States, as well as hedging activity for the first quarter of 2004, was a favorable $10.6 million compared to the same quarter of 2003, due primarily to a stronger Euro relative to the U.S. dollar.

As of March 31, 2004, the company had cash, cash equivalents and marketable securities of $837.6 million, compared to $707.0 million at December 31, 2003.  The increase in cash, cash equivalents and marketable securities is primarily attributable to strong operating cash flow of $98.2 million and to the recognition of the fair value of the company’s investment in Eyetech Pharmaceuticals, Inc.

Corporate Highlights

In January, Gilead announced that, for strategic reasons, it ended its licensing agreement with Emory University and the University of Georgia Research Foundation, Inc. for the development and commercialization of amdoxovir, also known as DAPD.

In late March, Gilead announced the appointment of Nicholas G. Moore to the company’s Board of Directors, bringing the number of Board members to nine.  Mr. Moore, 62, is the recently retired global Chairman of PricewaterhouseCoopers.  Gilead also announced that Cordell W. Hull, member of Gilead’s Board of Directors since April 2001, is retiring from the Board and will not stand for reelection at the 2004 Annual Meeting of Stockholders.

Product and Pipeline Highlights

“We were very pleased to announce filings for regulatory approval of the fixed dose co-formulation of Viread and Emtriva in both the United States and Europe during the first quarter,” said John C. Martin, PhD, President and Chief Executive Officer.  “This milestone advances Gilead toward our goal of providing patients and physicians with another important treatment option in the fight against HIV.  In addition, further positive clinical data from Viread Study 903 and additional European launches of Emtriva continue to drive our HIV franchise forward.”

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HIV/AIDS Franchise

Early in the quarter, Gilead announced that it had submitted an investigational new drug (IND) application to the U.S. Food & Drug Administration (FDA) to evaluate GS 9005 as a potential new therapy for HIV.  GS 9005 is a novel HIV protease inhibitor discovered at Gilead that utilizes the company’s novel prodrug technology, allowing it to preferentially target lymphocytes, the primary site of HIV replication.

In January, Gilead continued the European launch of Emtriva for the treatment of HIV with product introductions in France and Portugal.  Emtriva was also launched in Finland, Sweden, Norway, Iceland, Denmark, the Netherlands and Ireland during the first quarter.  Emtriva is now commercially available in the United States and 11 countries in Europe.

In early February, the company announced positive preliminary 144-week data from a double-blind Phase III clinical trial (Study 903) comparing Viread with stavudine (d4T) when used as part of a first-line treatment regimen in HIV patients.  The company anticipates presenting full 144-week data from this ongoing study at a scientific conference later this year.

On March 15, 2004, Gilead announced the submission of a New Drug Application (NDA) to the FDA for marketing approval of a fixed dose co-formulation of the company’s anti-HIV medications Viread and Emtriva.  The proposed co-formulation combines Viread and Emtriva in a single pill dosed once daily, to be taken in combination with other antiretrovirals for the treatment of HIV.  The same day, the company also announced the submission of its Marketing Authorisation Application (MAA) for the fixed dose co-formulation of Viread and Emtriva to the European Agency for the Evaluation of Medicinal Products (EMEA).

In early April, Japan Tobacco Inc. (JT) and Torii Pharmaceutical Co., Ltd., JT’s pharmaceutical business subsidiary, announced the Japanese approval and launch of Viread.  Gilead entered into a licensing agreement with JT in July 2003 under which JT will commercialize Gilead’s HIV products, Viread, Emtriva and the fixed-dose co-formulation of the two drugs, in Japan.

Hepatitis B Franchise

During the first quarter, Gilead continued the European launch of Hepsera for the treatment of chronic hepatitis B, which included the product introduction in Italy.  Hepsera is now commercially available in the United States and 13 countries in Europe, and in five countries in Asia through Gilead’s commercialization partner GlaxoSmithKline (GSK).

In February, GSK received marketing approvals for Hepsera in Korea and Taiwan and submitted a Japanese New Drug Application (JNDA) for Hepsera in Japan.  Launches are anticipated in Korea and Taiwan in 2004 and in Japan in 2005.  During the quarter, GSK also received marketing approvals for Hepsera in Argentina, Brazil and the Dominican Republic, and Gilead anticipates product launches in those countries to occur in 2004.

Conference Call

At 4:30 p.m. Eastern today, Gilead will webcast a conference call live on the company’s website to discuss its quarterly results and outlook.  During the call, Gilead will be discussing additional financial and statistical information. That information can be found on the company’s website at www.gilead.com, under “About Gilead,” “Investors.”  For Internet access to the live webcast or the archive, which will be available for one year, log on to www.gilead.com.  Please connect to the company’s website at least 15 minutes prior to the conference call to ensure adequate time for any software download that may be needed to view the webcast.

Alternatively, please call 1-800-237-9752 (U.S.) or 1-617-847-8706 (international) and dial the participant passcode 94778515 to access the call.  Telephone replay is available approximately two hours after the call through 6:30 p.m. Eastern, April 25, 2004.  To access, please call 1-888-286-8010 (U.S.) or 1-617-801-6888 (international), and dial the participant passcode 61661635.

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About Gilead

Gilead Sciences is a biopharmaceutical company that discovers, develops and commercializes therapeutics to advance the care of patients suffering from life-threatening diseases worldwide.  The company has six marketed products and focuses its research and clinical programs on anti-infectives.  Headquartered in Foster City, CA, Gilead has operations in the United States, Europe and Australia.

Forward-looking Statements

Statements included in this press release that are not historical in nature are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements include those that can affect Gilead’s future financial results, including those relating to: revenues, research and development expenses, and selling, general and administrative expenses; the efficacy of any marketed or pipeline development products; the ability and timing to file for or obtain marketing approval for Gilead’s pipeline development products; or the competitive positioning of its marketed or pipeline development products. Gilead cautions readers that forward-looking statements are subject to certain risks and uncertainties, which could cause actual results to differ materially.  These risks and uncertainties include those that can cause fluctuations in our financial results, such as our ability and the ability of our partners to successfully market our products and maintain revenue growth, in particular our ability to sustain the uptake and revenues for Viread; our ability to accurately estimate end-user demand and wholesaler inventory levels since we must make numerous assumptions and must rely on incomplete data to make these estimations; our ability to effectively manage wholesaler inventory levels; our ability to generate additional positive clinical data and expand the labels for our existing products; our ability to control the timing and amount of spending in our research and clinical programs; our ability to obtain regulatory approval of the co-formulated product in the United States and European Union; fluctuations in foreign currency against the U.S. dollar; our ability to achieve and the timing of milestones, as well as risk and uncertainties that affect our future prospects such as the risk that we may not continue to observe the safety, tolerability and efficacy data for Viread, Hepsera and Emtriva that we are observing today; and other risks identified from time to time in the company’s reports filed with the U.S. Securities and Exchange Commission.

The company directs readers to its Annual Report on Form 10-K, for the year ended December 31, 2003, filed in March 2004 and subsequent quarterly reports on Form 10-Q.  Gilead claims the protection of the Safe Harbor contained in the Private Securities Litigation Reform Act of 1995 for forward-looking statements. All forward-looking statements are based on information currently available to Gilead, and Gilead assumes no obligation to update any such forward-looking statements.

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Viread, AmBisome and Hepsera are registered trademarks and Emtriva is a trademark of Gilead Sciences, Inc.

Tamiflu is a registered trademark of F. Hoffmann-La Roche.

For more information on Gilead Sciences, please visit www.gilead.com or call the Gilead Public Affairs Department at 1-800-GILEAD-5 (1-800-445-3235).

GILEAD SCIENCES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	Three months ended March 31,

	2004	2003
	(unaudited)
Revenues:
Product sales	$276,585	$155,964
Royalty and contract revenue	32,542	9,141
Total revenues	309,127	165,105

Cost of goods sold	34,949	21,372

Gross profit	274,178	143,733

Operating expenses:
Research and development	53,678	41,140
Selling, general and administrative	76,077	47,591
In-process research and development	—	488,599
Total operating expenses	129,755	577,330

Income (loss) from operations	144,423	(433,597)

Gain on equity investment (1)	20,576	—
Interest and other income, net	2,928	3,817
Interest expense	(2,089)	(5,614)

Income (loss) before provision for income taxes	165,838	(435,394)

Provision for income taxes	51,410	2,660

Net income (loss)	$114,428	$(438,054)

Net income (loss) per share — basic	$0.54	$(2.21)

Net income (loss) per share — diluted(2)	$0.50	$(2.21)

Shares used in per-share calculation — basic	213,634	198,328

Shares used in per-share calculation — diluted(2)	230,201	198,328

Notes:
(1)

During the first quarter of 2004, Gilead recorded a pre-tax gain of $20.6 million related to our equity investment in Eyetech Pharmaceuticals, Inc., which completed its initial public offering during the quarter.

(2)

In accordance with SFAS No. 128, using the If-Converted Method, interest expense of $1.3 million related to convertible debt has been added back to net income for purposes of calculating diluted net income per share for the quarter ended March 31, 2004.  Shares used in the calculation of net income per diluted share for the quarter ended March 31, 2004 includes the effect of 9.2 million shares issuable upon exercise of outstanding stock options and the effect of the $345.0 million 2% convertible senior debt, which converts to approximately  7.3 million shares.  The diluted per share calculation for the quarter ended March 31, 2003 does not include the effect of outstanding stock options or the convertible debt as they were antidilutive.

GILEAD SCIENCES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	March 31, 2004	December 31, 2003
	(unaudited)	(note 1)
Assets
Cash, cash equivalents and marketable securities	$837,642	$707,000
Other current assets	557,372	558,898
Total current assets	1,395,014	1,265,898
Property, plant and equipment, net	198,951	198,200
Other noncurrent assets	81,557	90,624
	$1,675,522	$1,554,722
Liabilities and stockholders’ equity
Current liabilities	$175,789	$185,895
Long-term obligations	367,636	365,853
Stockholders’ equity	1,132,097	1,002,974
	$1,675,522	$1,554,722

Notes:
(1)	Derived from audited consolidated financial statements at that date.

GILEAD SCIENCES, INC.

NON-GAAP CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(unaudited)

The non-GAAP financial information presented below is utilized by Gilead management to help gain a better understanding of the comparative operating performance of the Company. The Company believes that the presentation of this non-GAAP financial table is useful in excluding those unusual activities or transactions that are not necessarily relevant to obtaining an understanding of the trends in the results of the Company.

	Three months ended March 31, 2004			Three months ended March 31, 2003
	GAAP	Adjustment (1)	Non-GAAP	Non-GAAP(2)
Revenues:
Product sales	$276,585	$—	$276,585	$155,964
Royalty and contract revenue	32,542	—	32,542	9,141
Total revenues	309,127	—	309,127	165,105

Cost of goods sold	34,949	—	34,949	21,372

Gross profit	274,178	—	274,178	143,733

Operating expenses:
Research and development	53,678	—	53,678	41,140
Selling, general and administrative	76,077	—	76,077	47,591

Total operating expenses	129,755	—	129,755	88,731

Income from operations	144,423	—	144,423	55,002

Gain on equity investment	20,576	(20,576)	—	—
Interest and other income, net	2,928	—	2,928	3,817
Interest expense	(2,089)	—	(2,089)	(5,614)

Income (loss) before provision for (benefit from) income taxes	165,838	(20,576)	145,262	53,205

Provision for (benefit from) income taxes	51,410	(8,025)	43,385	2,660

Net income (loss)	$114,428	$(12,551)	$101,877	$50,545

Net income per share — basic	$0.54		$0.48	$0.25

Net income per share — diluted	$0.50		$0.45	$0.24

Shares used in per-share calculation — basic	213,634		213,634	198,328

Shares used in per-share calculation — diluted	230,201		230,201	208,299

Notes:
(1)	The adjustment reflects a pre-tax gain of $20.6 million related to our equity investment in Eyetech Pharmaceuticals, Inc., which completed its initial public offering during the quarter.
(2)	The non-GAAP results for the quarter ended March 31, 2003 exclude the in-process research and development charge of $488.6 million from the acquisition of Triangle Pharmaceuticals, Inc.